Exhibit 99.1

Ur-Energy Names Jeffrey T. Klenda as President and Chief Executive Officer

Littleton, Colorado (PR Newswire – December 19, 2016) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) is pleased to announce that it has appointed Jeffrey T. Klenda as President and Chief Executive Officer (“CEO”) of the Company.

Mr. Klenda was previously named Acting CEO of Ur-Energy and now, with further action taken by the Board of Directors, has been named President and CEO. Mr. Klenda is a founding director of the Company and has served as Executive Director and Chairman since 2006. He will also continue as the Chairman of the Board of Directors.

Over the last 30 years, Mr. Klenda has acted as an officer and/or director of numerous publicly-traded companies, after taking his first company public at age 28. Mr. Klenda has worked as a Certified Financial Planner and was a member of the International Board of Standards and Practices. Mr. Klenda’s degree is from the University of Colorado.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. We have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, President and CEO

866-981-4588

Jeff.Klenda@ur-energy.com